UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 16, 2013

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-52089	36-4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2013, InVivo Therapeutics Holdings Corp. (the “Company”) appointed Gregory D. Perry as Interim Chief Financial Officer of the Company, commencing September 23, 2013. Mr. Perry, 53, most recently served as Executive Vice President and CFO of ImmunoGen, Inc., which he joined in January 2009. Prior to joining ImmunoGen, Mr. Perry was CFO of Elixir Pharmaceuticals, Inc. from 2007 to 2009. Prior to Elixir, he was CFO of Domantis, Ltd., which was acquired by GlaxoSmithKline in 2006. Mr. Perry was also Senior Vice President of Finance and CFO at Transkaryotic Therapies, Inc. until its acquisition by Shire plc. in 2005. Mr. Perry is a member of the Board of Directors of Advanced Cell Technology, Inc.

In connection with his appointment, Mr. Perry and the Company entered into an employment agreement pursuant to which Mr. Perry agreed to serve as interim Chief Financial Officer for a term of three months, which term may be extended upon mutual agreement of the Company and Mr. Perry. Mr. Perry will receive a salary at an annual rate of $370,000. In lieu of medical and dental benefits, the Company will pay Mr. Perry $1,800 per month, and Mr. Perry is eligible to receive such other fringe benefits to the same extent as provided to other senior management employees (excluding medical and dental benefits). In addition, at the end of the agreement term, subject to his performance of specified objectives, Mr. Perry will receive a cash bonus equal to 40% of his total salary due under the full term of the Agreement, except that he shall not be eligible to receive the bonus if (i) the Company terminates the employment agreement as a result of a material breach by Mr. Perry or (ii) Mr. Perry terminates the employment agreement for any reason. If Mr. Perry’s employment is terminated prior to the end of its term (other than by the Company as a result of a material breach by Mr. Perry or by Mr. Perry for any reason), Mr. Perry will receive a lump-sum payment equal to his remaining salary through the agreement term and the cash bonus, to the extent eligible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: September 17, 2013	By:	/s/ Michael J. Astrue
Michael J. Astrue
Interim Chief Executive Officer